Exhibit 99

AUDIT COMMITTEE DRAFT — 4/21/03

Media Relations — Tom Herrmann (480) 754-2202

Investor Relations — Stephen D. Blum (480) 754-5040

Dial Reports First Quarter Results

Scottsdale, Ariz., April 23, 2003 — The Dial Corporation (NYSE:DL) today announced its results for the first quarter and commented on the Company’s outlook for fiscal 2003.

     For the first quarter ended March 29, 2003, net income was $29.6 million, or $0.31 per share (diluted), versus a net loss of $18.5 million, or $0.20 per share (diluted) in the first quarter of 2002. Prior year results were impacted by the effect of a change in accounting principle offset in part by gains from discontinued operations. Income from continuing operations (which is before gains from discontinued operations and the effect of the change in accounting principle) for the first quarter of 2002 was $23.1 million or $0.25 per share (diluted).

     Net sales from continuing operations in the first quarter of 2003 rose 6.0 percent to $312.4 million from $294.6 million in last year’s first quarter as a result of a 5.0 percent increase in the Company’s Domestic Branded segment and an 18.9 percent increase in the International and Other segment.

     Herbert M. Baum, The Dial Corporation chairman, president and chief executive officer, said: “In a quarter challenged by heightened competitive activity and higher petroleum related commodity prices, we managed to hold our own and deliver sales growth and margin improvement. Last year’s brand building investments coupled with tight controls on spending resulted in our strong performance for the quarter.”

     Mr. Baum continued, “Sales in our four core domestic businesses rose 5.0 percent in the first quarter compared to last year. Personal Cleansing generated sales growth of 1.9 percent due to good performance from Dial liquid hand soap and new products, partially offset by weakened industrial and specialty soap sales. Laundry Care posted an 11.3 percent increase in sales, driven by strong sales of Purex liquid detergent. Sales in our Food Products business increased 0.5 percent primarily due to strong sales of Armour branded products (up 5.8 percent), primarily due to Vienna sausage sales, and largely offset by a decline in private label sales. Sales for our Air Freshener business were off 0.9 percent primarily due to lower sales from discontinued products partially offset by continued strength in our best-selling Adjustable air freshener line and our recently introduced Super Odor Neutralizer spray product.”

     Mr. Baum added, “International and Other segment sales rose 18.9 percent, led by an increase in sales in Canada and favorable foreign currency gains.”

     Gross margin in the first quarter of 2003 improved 130 basis points to 38.1 percent. The improvement resulted from product supply efficiencies, higher sales volumes and raw materials cost containment, which offset higher energy related costs.

     The Company’s cash was $246.7 million at the end of the first quarter compared to $46.6 million at the end of the year ago first quarter and $219.6 million at the end of 2002.

2003 Outlook

     As we look to the second quarter, the Company currently expects material costs for petroleum related commodities, such as resin, fuel and natural gas, to be higher than originally anticipated. While margin improvement projects are in place to attempt to offset some of these increased costs, energy related prices are expected to rise higher than these anticipated cost savings. As a result, the Company said it currently expects earnings per share from continuing operations to be, as previously stated, $1.31 for the year and $0.33 for the second quarter. In addition, as previously stated, sales for 2003 currently are expected to rise approximately 3 to 4 percent, operating margin improvement is expected to be in the 75 to 100 basis point range for the full year and the tax rate is expected to remain at 37.2 percent for 2003.

     The Dial Corporation is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

     Statements in this press release as to the Company’s expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements include the Company’s expectations for earnings per share, sales, operating margin and tax rate in 2003, all under the heading “2003 Outlook.”

     Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) economic conditions in the U.S. deteriorate resulting in lower sales, (2) competition in the categories in which the Company competes continues or intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (3) efforts to control and reduce costs are unsuccessful or do not yield anticipated savings, (4) new products are unsuccessful or do not produce the sales anticipated, (5) there are increases in raw material, petroleum, natural gas and/or energy prices, (6) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, (7) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers, including a decrease in sales to Kmart as a result of its recent announcement of additional store closings, (8) the Company does not complete the sale of its Argentina business, or (9) the Company is not able to resolve the EEOC lawsuit involving its Aurora, Illinois manufacturing facility on favorable terms. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Factors That May Affect Future Results and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

     Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

     Management will host a live conference call and real-time web cast today, beginning at 9:00 a.m. Eastern Time and lasting approximately 45 minutes to discuss the Company’s first quarter results and outlook for the balance of fiscal 2003.

     Access for the conference call and web cast is open to the press and general public in a listen only mode. To access the conference call, please dial

(416) 695-5259. The web cast may be accessed at http://investor.info.dialcorp.com. Replays of the conference call are available shortly after the conclusion of the call at the same Web address as well as by dialing (416) 252-1143 and entering Code T411543D.

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THE DIAL CORPORATION
Summary of Operations
Unaudited

	Quarter ended

	March 29, 2003	March 30, 2002

	(In millions, except per share data)
Net sales	$312.4	$294.6
Costs and expenses:
Cost of products sold	193.5	186.2
Selling, general and administrative expenses	61.8	60.8

Total costs and expenses	255.3	247.0
Operating income	57.1	47.6
Interest expense	6.8	8.4
Other expenses, net	3.1	2.6

Income from continuing operations before income taxes	47.2	36.6
Income taxes on continuing operations	17.6	13.5

Income from continuing operations	29.6	23.1
Discontinued operations:
Adjustment to loss on disposal of discontinued Specialty Personal Care segment, net of income tax of $0.7	—	1.2
Income from operations of discontinued Argentina business, net of income tax of $0.5	—	0.5

Total gain from discontinued operations	—	1.7
Cumulative effect of the change in accounting principle, net of income tax of $0.7	—	(43.3)
NET INCOME (LOSS)	$29.6	$(18.5)

Basic net income (loss) per common share:
Income from continuing operations	$0.32	$0.25
Income from discontinued operations	—	0.02
Effect of change in accounting principle	—	(0.47)

NET INCOME (LOSS) PER COMMON SHARE - BASIC	$0.32	$(0.20)

Diluted net income (loss) per common share:
Income from continuing operations	$0.31	$0.25
Income from discontinued operations	—	0.02
Effect of change in accounting principle	—	(0.47)

NET INCOME (LOSS) PER COMMON SHARE - DILUTED	$0.31	$(0.20)

Weighted average basic shares outstanding	93.2	91.8
Weighted average equivalent shares	1.8	1.3

Weighted average diluted shares outstanding	95.0	93.1

NET INCOME (LOSS)	$29.6	$(18.5)
Other comprehensive income (loss):
Foreign currency translation adjustment	0.4	(27.0)

COMPREHENSIVE INCOME (LOSS)	$30.0	$(45.5)

THE DIAL CORPORATION
Summary of Net Sales
Unaudited

	Quarter ended

	March 29, 2003	March 30, 2002

	(In thousands)
Personal Cleansing	$88,041	$86,397
Laundry Care	119,422	107,277
Air Fresheners	36,832	37,153
Food Products	41,997	41,799

Total Domestic Branded	286,292	272,626
International & Other	26,109	21,953

Total Net Sales	$312,401	$294,579

The Dial Corporation
Balance Sheet

	Unaudited
	March 29,	December 31,
	2003	2002

	(In millions, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$246.7	$219.6
Receivables, less allowance of $2.8 and $1.3	84.5	88.5
Inventories	139.2	131.5
Deferred income taxes	27.4	23.2
Income tax receivable	—	7.9
Current assets of discontinued operation	20.2	18.5
Other current assets	2.3	7.6

Total current assets	520.3	496.8
Property and equipment, net	215.2	220.8
Deferred income taxes	53.0	57.0
Goodwill	312.9	312.7
Other intangibles, net	51.1	51.1
Non-current assets of discontinued operation	2.1	2.2
Other assets	14.1	9.1

Total Assets	$1,168.7	$1,149.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$94.9	$94.2
Income taxes payable	28.2	—
Current liabilities of discontinued operation	15.1	13.5
Other current liabilities	115.6	161.2

Total current liabilities	253.8	268.9
Long-term debt	460.9	458.4
Post-retirement and other employee benefits	269.6	267.2
Other liabilities	5.3	6.2

Total liabilities	989.6	1,000.7

Stockholders’ Equity:
Preferred Stock, $.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 300,000,000 shares authorized, 106,374,032 and 106,372,531 shares issued	1.1	1.1
Additional paid-in capital	431.7	436.3
Retained income	34.7	8.8
Accumulated other comprehensive loss	(32.0)	(32.4)
Unearned employee benefits	(39.2)	(48.1)
Treasury stock, 10,935,598 and 10,910,433 shares held	(217.2)	(216.7)

Total stockholders’ equity	179.1	149.0

Total liabilities and stockholders’ equity	$1,168.7	$1,149.7

The Dial Corporation
Statement of Cash Flows
Unaudited

	Quarter ended

	March 29, 2003	March 30,2002

		(in millions)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income (loss)	$29.6	$(18.5)
Adjustments to reconcile net income to net cash provided by operating activities
Argentina business discontinued operation, net of tax	—	(0.5)
Adjustment to loss on disposal of discontinued Specialty Personal Care operation, net of tax	—	(1.2)
Effect of change in accounting principle, net of tax	—	43.3
Depreciation and amortization	9.0	8.6
Deferred income taxes	(0.1)	(0.9)
Change in operating assets and liabilities:
Receivables	4.0	(6.9)
Inventories	(7.7)	1.0
Trade accounts payable	0.8	(1.3)
Income taxes payable	36.1	21.1
Other assets and liabilities, net	(39.8)	(16.3)

Net cash provided by operating activities	31.9	28.4
CASH FLOWS USED BY INVESTING ACTIVITIES:
Capital expenditures	(3.2)	(2.8)
Proceeds from disposition of discontinued operation	—	2.0
Investment in Argentina discontinued operation	—	(6.2)
Proceeds from sale of assets	—	0.3

Net cash used by investing activities	(3.2)	(6.7)
CASH FLOWS USED BY FINANCING ACTIVITIES:
Repayment and amortization of debt	(0.6)	(0.4)
Dividends paid on common stock	(3.7)	(3.7)
Cash proceeds from stock options exercised	2.7	1.3

Net cash used by financing activities	(1.6)	(2.8)
Effects of foreign currency exchange rates on cash balances	—	(0.6)
Net increase in cash and cash equivalents	27.1	18.3
Cash and cash equivalents, beginning of period	219.6	28.3

CASH AND CASH EQUIVALENTS, END OF PERIOD	$246.7	$46.6